Exhibit 99.1

ARS Pharmaceuticals Reports Fourth Quarter and Full Year 2025 Financial Results and Updates on neffy® (epinephrine nasal spray) Commercialization neffy delivers $72.2 million of U.S. net product revenue in first full year

Intranasal epinephrine platform advances with Phase 2b CSU data expected mid-2026

Strong balance sheet of $245.0 million in cash, cash equivalents and short-term investments supports operating plan through anticipated cash-flow break-even

Conference call to be held today, March 9, 2026, at 5:30 a.m. PT / 8:30 a.m. ET

SAN DIEGO, March 9, 2026 – ARS Pharmaceuticals, Inc. (Nasdaq: SPRY), a biopharmaceutical company dedicated to empowering at-risk patients and their caregivers to better protect patients from allergic reactions that could lead to anaphylaxis, today announced financial results for the fourth quarter and full year 2025, and provided an update on the commercial launch of neffy® (epinephrine nasal spray), the first and only FDA- and European Commission-approved needle-free epinephrine treatment for Type I allergic reactions, including anaphylaxis.

“2025 was an important year for ARS Pharma as we established neffy as a differentiated, scalable epinephrine treatment of choice. We have built a strong base business with initial prescriptions expected to begin renewing in 2026 as product reaches expiration. This shift towards renewals, combined with continued growth in new neffy patients, positions us to accelerate market share expansion,” said Richard Lowenthal, Co-Founder, President and CEO of ARS Pharma.

“Progress with insurers has been positive over the past year and we continue to focus in 2026 on securing unrestricted access with the remaining major payors. In parallel, we are executing with discipline across commercial, regulatory, and clinical fronts by removing friction to scale adoption, generating real-world evidence to reinforce confidence in neffy, and expanding global approvals of neffy. With a strong balance sheet, shifting prescribing behavior, and a growing DTC platform accelerating patient and caregiver engagement, we believe we are building a durable franchise with meaningful long-term strategic value.”

Fourth Quarter and Full Year 2025 Financial Results

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Revenue: Total revenue for the fourth quarter of 2025 was $28.1 million, comprised of $20.3 million in net product revenue from neffy sales in the U.S., $6.9 million in collaboration revenue from international partners, and $0.9 million in supply revenue from partners. The cash value of royalties received from ALK-Abelló A/S (ALK) during the fourth quarter was $0.3 million, of which $0.2 million was included as revenue and $0.1 million was recorded to the financing liability on the company’s balance sheet. Full-year 2025 revenue totaled $84.3 million, reflecting $72.2 million in neffy sales in the U.S., $9.7 million in partner collaboration revenue, and $2.4 million from supply agreements. The cash value of royalties received from ALK during the full year 2025 was $0.5 million, of which $0.2 million was included as revenue and $0.3 million was recorded to the financing liability on the company’s balance sheet.
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Research and Development (R&D) Expenses: R&D expenses for the fourth quarter and full-year 2025 were $3.4 million and $13.2 million, respectively. These costs were primarily associated with product development, clinical trials, and personnel related costs.
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Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the fourth quarter and full-year 2025 were $60.0 million and $230.1 million, respectively, reflecting the company’s substantial investment in its direct-to-consumer (DTC) marketing campaign and continued sales and marketing expenses associated with the U.S. commercialization of neffy. The company remains committed to continued investment in neffy promotion at a similar annualized spend level in 2026 to accelerate U.S. market share growth.
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Net Loss: Net loss for the fourth quarter of 2025 was $41.3 million, or $0.42 per share basic and diluted. Net loss for the full-year 2025 was $171.3 million, or $1.74 per share basic and diluted.
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Cash Runway: As of December 31, 2025, ARS Pharma had cash, cash equivalents, and short-term investments of $245.0 million, with 99,290,926 shares of common stock outstanding. The company believes that its year-end cash position will fund operations through expected cash-flow break-even.

neffy Commercial Launch Progress in the United States

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Payor access progress: ARS Pharma continues to engage in discussions with the remaining major payors to ensure neffy is added to formulary without restriction. Eligible commercially insured patients may access neffy with a $0 co-pay. Currently eight state Medicaid plans are covering neffy without prior authorization, with additional state Medicaid plans anticipated to add neffy to their Preferred Drug Lists in 2026. The company is targeting gross-to-net retention of approximately 50% while maximizing unrestricted payor access to drive volume.
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New DTC advertisement: An updated DTC advertisement launched in January 2026 on connected, linear and broadcast television. The campaign highlights core attributes and benefits of neffy and how it fits seamlessly into the lifestyles of real-world neffy patients. ARS Pharma anticipates that this updated DTC advertisement will drive greater awareness, recall, and adoption of neffy.
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Sales force expansion: To increase prescribing depth through higher call frequency with high-prescribing allergists and their support staffs involved in electronic epinephrine prescriptions, ARS Pharma will be expanding its sales force from 106 to 150 beginning in the second quarter of 2026. This expansion is expected to be funded through resource reallocation and is not anticipated to increase planned SG&A expense for 2026.

Additional highlights from the neffy U.S. commercial launch include:

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Increasing breadth and depth of HCP adoption: More than 22,500 healthcare providers (HCPs) have prescribed neffy to date, of which 50% are repeat prescribers.
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Growing volume in “Get neffy on Us” campaign: In November 2025, the company initiated a new integrated commercial campaign designed to eliminate the time burden of an office visit and reduce cost barriers by enabling eligible patients with a current epinephrine auto-injector prescription or diagnosis to switch to neffy via a free virtual provider, with a $0 co-pay. “Get neffy on Us” is contributing to growing the base of new neffy patients who are likely to renew as their product expires, which ARS Pharma anticipates will support market share growth at that time. Currently, approximately 10% of neffy prescription volume is facilitated through getneffy.com, and ARS Pharma expects participation to increase over time as the program is integrated into the new DTC advertising campaign launched in January 2026.
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Real-world experience publication supports comparable outcomes to injection: Allergist-reported real-world treatment outcomes from the neffy Experience Program in patients experiencing anaphylaxis were published as a correspondence in the December 2025 issue of Annals of Allergy, Asthma and Immunology, the official peer-reviewed journal of the American College of Allergy, Asthma and Immunology (ACAAI). The survey data showed that about 90% of patients were effectively treated with a single dose of neffy, with outcomes that are comparable to historically reported epinephrine injection. The neffy Experience Program provides 2 mg and 1 mg neffy to allergists for in-office use during an anaphylaxis event occurring during oral food challenges or allergen immunotherapy.
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School access expansion: More than 9,000 schools have opted into the neffyinSchools program, with each school receiving two cartons of neffy 2 mg or 1 mg at no cost for emergency use through the School Health Corp. SHConnect platform.
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U.S. Phase IV study ongoing: ARS Pharma’s post-marketing, randomized, controlled study evaluating neffy in 600 anaphylaxis treatment events in U.S. oral food challenge or allergen immunotherapy clinics, where anaphylaxis events are routinely observed, diagnosed, and treated under medical supervision, is ongoing.

Continued Global Expansion of neffy and EURneffy

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EURneffy® 1 mg positive CHMP decision: In January 2026, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion recommending the marketing authorization for EURneffy® 1 mg for the emergency treatment of allergic reactions (anaphylaxis) due to insect stings or bites, foods, medicinal products and other allergens, as well as idiopathic or exercise-induced anaphylaxis in children aged 4 years and older with a bodyweight between 15 kg and 30 kg.
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neffy approval in China: In December 2025, the National Medicines Product Agency granted approval in China for neffy 2 mg for the emergency treatment of Type 1 allergic reactions (anaphylaxis) in adults and children who weigh 30 kg or greater. In connection with the approval, ARS Pharma earned a $4 million regulatory milestone from the company’s regional commercialization partner, Pediatrix Therapeutics that is included in 2025 collaboration revenue.
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neffy approval in Australia: In December 2025, the Therapeutics Goods Association approved neffy 2 mg and 1 mg doses in Australia for the treatment of anaphylaxis in adults and children aged four years and over and weighing 15 kg or greater.
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Additional regulatory approval anticipated in 2026: Regulatory approval for neffy in Canada (with ALK) is expected in the second quarter of 2026, with launch expected to start later in 2026.

Clinical Advancement of Intranasal Epinephrine Program

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Phase 2b trial in urticaria ongoing: A Phase 2b trial (NCT06927999) evaluating the company’s intranasal epinephrine technology as a treatment for acute flares of chronic spontaneous urticaria is enrolling patients across the U.S. and Europe, with interim data anticipated in the second half of 2026 followed by the potential initiation of a single pivotal efficacy study in mid-2027.

Conference Call and Webcast Information

ARS Pharma management will host a conference call and webcast at 5:30 a.m. PT / 8:30 a.m. ET today, March 9, 2026. To access the webcast and slides, please visit the Events & Presentations page in the Investors & Media section of the Company’s website. A replay of the webcast will be available for 30 days following the event. Dial-in information for conference participants may be obtained by registering for the event.

EURneffy® is the trade name for neffy® (epinephrine nasal spray) in Europe.

About neffy®

neffy is a nasal spray used for emergency treatment of allergic reactions including anaphylaxis, in adults and children aged 4 years and older who weigh 33 lbs. or greater.

INDICATION AND IMPORTANT SAFETY INFORMATION FOR neffy (epinephrine nasal spray)

INDICATION

neffy is indicated for emergency treatment of type I allergic reactions, including anaphylaxis, in adult and pediatric patients aged 4 years and older who weigh 33 lbs. or greater.

IMPORTANT SAFETY INFORMATION

neffy contains epinephrine, a medicine used to treat allergic emergencies (anaphylaxis). Anaphylaxis can be life-threatening, can happen in minutes, and can be caused by stinging and biting insects, allergy injections, foods, medicines, exercise, or other unknown causes.

Always carry two neffy nasal sprays with you because you may not know when anaphylaxis may happen and because you may need a second dose of neffy if symptoms continue or come back. Each neffy contains a single dose of epinephrine. neffy is for use in the nose only.

Use neffy right away, as soon as you notice symptoms of an allergic reaction. If symptoms continue or get worse after the first dose of neffy, a second dose is needed. If needed, administer a second dose using a new neffy in the same nostril starting 5 minutes after the first dose. Get emergency medical help for further treatment of the allergic emergency (anaphylaxis), if needed after using neffy.

Tell your healthcare provider if you have underlying structural or anatomical nasal conditions, about all the medicines you take, and about all your medical conditions, especially if you have heart problems, kidney problems, low potassium in your blood, Parkinson’s disease, thyroid problems, high blood pressure, diabetes, are pregnant or plan to become pregnant, or plan to breastfeed.

Tell your healthcare provider if you take or use other nasal sprays or water pills (diuretics) or if you take medicines to treat depression, abnormal heart beats, Parkinson’s disease, heart disease, thyroid disease, medicines used in labor, and medicines to treat allergies. neffy and other medications may affect each other, causing side effects. neffy may affect the way other medicines work, and other medicines may affect how neffy works.

neffy may cause serious side effects. If you have certain medical conditions or take certain medicines, your condition may get worse, or you may have more or longer lasting side effects when you use neffy.

Common side effects of neffy include: nasal discomfort, headache, throat irritation, chest and nasal congestion, feeling overly excited, nervous or anxious, nose bleed, nose pain, sneezing, runny nose, dry nose or throat, tingling sensation, including in the nose, feeling tired, dizziness, nausea, and vomiting.

Tell your healthcare provider if you have any side effects that bother you or that do not go away after using neffy.

These are not all of the possible side effects of neffy. Call your healthcare provider for medical advice about side effects. To report side effects, contact ARS Pharmaceuticals Operations, Inc. at 1-877-MY-NEFFY (877-696-3339) or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see the full Prescribing Information and Patient Information for neffy.

About Type I Allergic Reactions Including Anaphylaxis

Type I allergic reactions are serious and potentially life-threatening events that can occur within minutes of exposure to an allergen and require immediate treatment with epinephrine, the only FDA-approved medication for these reactions. While epinephrine auto-injectors have been shown to be highly effective, there are well published limitations that result in many patients and caregivers delaying or not administering treatment in an emergency situation. These limitations include fear of the needle, lack of portability, needle-related safety concerns, lack of reliability, and complexity of the devices. There are approximately 40 million people in the United States who experience Type I allergic reactions. Of this group, approximately 20 million people are reported to have been diagnosed and experienced severe Type I allergic reactions that may lead to anaphylaxis, and approximately 6.5 million of those were prescribed an epinephrine autoinjector. However, in recent years, only an estimated one-half of those consistently carry their prescribed autoinjector with them. Even if patients or caregivers carry an auto-injector, more than half either delay or do not administer the device when needed in an emergency.

About ARS Pharmaceuticals, Inc.

ARS Pharma is a biopharmaceutical company dedicated to empowering at-risk patients and their caregivers to better protect patients from allergic reactions that could lead to anaphylaxis. The Company is commercializing neffy® (trade name EURneffy® in the EU), an epinephrine nasal spray indicated in the U.S. for emergency treatment of Type I allergic reactions, including anaphylaxis, in adult patients and pediatric patients 4 years of age and older who weigh 33 lbs. or greater, and in the EU for emergency treatment of allergic reactions (anaphylaxis) due to insect stings or bites, foods, medicinal products, and other allergens as well as idiopathic or exercise induced anaphylaxis in adults and children aged 4 years and older who weigh 30 kg or greater. For more information, visit www.ars-pharma.com.

Forward-Looking Statements

Statements in this press release that are not purely historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: ARS Pharma’s projected cash runway and belief that it can fund operations through cash-flow break-even; the belief that initial prescriptions will begin renewing in 2026 as product reaches expiration; the belief ARS Pharma is positioned to accelerate market share expansion; plans regarding securing unrestricted access with certain payors; ARS Pharma’s commitment to investment in neffy promotion at a similar annualized spend level in 2026; the anticipation that the updated DTC advertisement will drive greater awareness, recall, and adoption of neffy; plans to expand the ARS Pharma sales force, the timing thereof, and the impact on planned SG&A expense in 2026; expectations regarding an increasing number of prescriptions being filled through getneffy.com; the anticipated timing of regulatory decisions for neffy in Canada and if approved, the expected timing of commercial launch in Canada; the anticipated timing for interim data from the urticaria trial and the potential for ARS Pharma’s intranasal epinephrine technology to expand into the urticaria indication; and other statements that are not historical fact. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipate,” “believe,” “can,” “could,” “expect,” “if,” “may,” “potential,” “plan,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARS Pharma’s current expectations and involve assumptions that may never materialize or may prove to be incorrect.

Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: potential safety and other complications from neffy; the ability to maintain regulatory approval for neffy in its currently approved indications; the scope, progress and expansion of developing and commercializing neffy; the risk that ARS Pharma may not realize its expected return on investment from its DTC campaign; the risk that personnel costs will be higher than anticipated; the scope, progress and expansion of developing our intranasal epinephrine technology; clinical trial results; the potential for governments and payors to delay, limit or deny coverage for neffy; the size and growth of the market for neffy and the rate and degree of market acceptance thereof vis-à-vis intramuscular injectable products; ARS Pharma’s ability to protect its intellectual property position; and the impact of government laws, regulations and policies. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in ARS Pharma’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission (“SEC”) on November 10, 2025 and as updated by the “Risk Factors” in ARS Pharma’s Annual Report on Form 10-K for the year ended December 31, 2025, being filed with the SEC today. These documents can also be accessed on ARS Pharma’s website at www.ars-pharma.com by clicking on the link “Financials & Filings” under the “Investors & Media” tab.

The forward-looking statements included in this press release are made only as of the date hereof. ARS Pharma assumes no obligation and does not intend to update these forward-looking statements, except as required by law. For more information, visit www.ars-pharma.com, and follow us on LinkedIn and X.

Investor Contact:

Justin Chakma, ARS Pharma
justinc@ars-pharma.com

Media Contact:

Christy Curran, Sam Brown Inc.
christycurran@sambrown.com

615.414.8668

ARS Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share and par value data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$41,317	$50,817
Short-term investments	203,669	263,205
Accounts receivable, net	25,347	8,175
Inventories	8,369	5,212
Prepaid expenses and other current assets	6,194	6,886
Total current assets	284,896	334,295
Inventories, noncurrent	23,053	5,307
Property, plant and equipment, net	2,465	1,066
Intangible assets, net	14,452	7,371
Other assets	2,786	3,114
Total assets	$327,652	$351,153
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities (including related party amounts of $1,624 and $656, respectively)	$37,948	$22,841
Contract liability, current	609	557
Other current liabilities	588	42
Total current liabilities	39,145	23,440
Term loans, net (including related party amounts of $4,819 and $0, respectively)	96,374	—
Financing liability	72,140	69,383
Contract liability, net of current portion	1,130	1,532
Other accrued liabilities	4,605	—
Total liabilities	213,394	94,355
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized at December 31, 2025 and 2024; no shares issued and outstanding at December 31, 2025 and 2024	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized at December 31, 2025 and 2024; 99,290,926 and 97,954,172 shares issued and outstanding at December 31, 2025 and 2024, respectively	10	10
Additional paid-in capital	408,726	379,873
Accumulated other comprehensive gain, net	125	220
Accumulated deficit	(294,603)	(123,305)
Total stockholders’ equity	114,258	256,798
Total liabilities and stockholders’ equity	$327,652	$351,153

ARS Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(in thousands, except share and per share data)

	Years Ended December 31,
	2025	2024
Revenue:
Product revenue, net	$72,192	$7,255
Revenue under collaboration agreements	9,716	81,529
Revenue under supply agreements	2,370	365
Total revenue	84,278	89,149
Operating expenses:
Cost of goods sold (including related party amounts of $4,781 and $241, respectively)	20,423	977
Research and development (including related party amounts of $2,255 and $2,066, respectively)	13,181	19,580
Selling, general and administrative (including related party amounts of $475 and $465, respectively)	230,122	71,675
Total operating expenses	263,726	92,232
Loss from operations	(179,448)	(3,083)
Other income (expense), net:
Interest income	10,669	11,369
Interest expense (including related party amounts of $130 and $0, respectively)	(2,599)	—
Total other income, net	8,070	11,369
(Loss) income before income tax (benefit) expense	(171,378)	8,286
Income tax (benefit) expense	(80)	288
Net (loss) income	(171,298)	7,998
Unrealized (losses) gains on available-for-sale securities	(95)	171
Comprehensive (loss) income	$(171,393)	$8,169
Net (loss) income per share:
Basic	$(1.74)	$0.08
Diluted	$(1.74)	$0.08
Weighted-average shares outstanding used in computing net (loss) income per share:
Basic	98,566,481	96,936,661
Diluted	98,566,481	102,390,828